UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 9, 2018

BUNGE LIMITED
(Exact Name of Registrant as Specified in its Charter)

Bermuda
(State of Incorporation)

001-16625	98-0231912
(Commission File Number)	(IRS Employer Identification Number)

50 Main Street
White Plains, New York	10606
(Address of principal executive offices)	(Zip Code)

(914) 684-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2018, Bunge Limited (the “Company”) announced that Soren Schroder will step down from his position as Chief Executive Officer of the Company.  Mr. Schroder will remain as Chief Executive Officer as the Board of Directors (the “Board”) conducts a search for Mr. Schroder’s replacement.  It is expected that Mr. Schroder will continue to serve as a member of the Company’s Board for the remainder of his current term as a director or, if earlier, until his successor is appointed, and as an employee up to June 30, 2019 to assist with the orderly transition of his responsibilities.

In connection with his separation, the Company and Mr. Schroder entered into a Separation Agreement, dated as of December 13, 2019 (the “Separation Agreement”).  Pursuant to the terms of the Separation Agreement, Mr. Schroder will receive the severance compensation and benefits provided under and on terms substantially consistent with his current employment agreement.

In addition, under the terms of the Separation Agreement and subject to Mr. Schroder’s continued employment with the Company through June 30, 2019, or earlier if his employment is terminated (x) by the Company without cause, (y) as a result of death or disability or (z) due to his resignation for good reason (such date, the “Effective Date”), Mr. Schroder will (i) receive a transition bonus of $3,000,000, paid in equal monthly installments over the 24-month period following the Effective Date, (ii) consistent with his employment agreement, receive full vesting of his outstanding equity-based compensation and (iii) have any performance-based restricted stock unit awards outstanding that have performance periods beyond December 31, 2018  settle following the Effective Date based on performance through December 31, 2018.

The Separation Agreement further provides that Mr. Schroder will continue to participate in the Company’s benefit plans and receive his base salary through his date of separation and for his continued service until the Effective Date will be eligible to receive (i) an annual bonus, based on the pro-rated service period and achievement against targets, to be paid when annual bonuses are paid to similarly situated executives and (ii) a prorated annual equity grant of stock options and performance-based restricted stock units with a total grant date fair market value of $2,835,000 for the 2019 fiscal year, the performance-based restricted stock unit portion of which will be settled at the end of the performance period at the same time as other similarly situated executives.

The foregoing description of the terms of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10−K for the fiscal year ending December 31, 2018.

Item 8.01	Other Events

On December 9, 2018, the Board appointed Kathleen Hyle, who has served on the Board since 2012, as non executive Chair of the Board, effective as of such date.  She succeeds L. Patrick Lupo, who has served on the Board since 2006 and as non executive Chair since 2014.  Mr. Lupo will remain a director of the Company.

On December 10, 2018, the Company issued a news release, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference, announcing the matters described in Item 5.02 and this Item 8.01 of this Current Report.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

 Exhibit No.          Description

99.1          Press Release, dated December 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNGE LIMITED

Dated: December 13, 2018	By:	/s/ Carla L. Heiss
Name: Carla L. Heiss
Title: Deputy General Counsel and Secretary